Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Genufood Energy Enzymes Corp. for the years ended September 30, 2022 and 2021, of our report dated January 13, 2022, included in its Form 10-K, dated January 13, 2023, relating to the financial statements and financial statement schedules for the year ended September 30, 2021, listed in the accompanying index.

/S/ DYH & Company

Brea, California

January 13, 2023